As filed with the Securities and Exchange Commission on September 16, 2011
Registration No. 333-147705
Registration No. 333-40801

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147705
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-40801
UNDER
THE SECURITIES ACT OF 1933

Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1574808
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

7720 North Dobson Road
Scottsdale, Arizona 85256-2740
(Address of Principal Executive Offices including Zip Code)

MEDICIS PHARMACEUTICAL CORPORATION
401(K) PLAN
(Full Title of the Plan)

Richard D. Peterson	Copy to:
Executive Vice President,	Charles K. Ruck, Esq.
Chief Financial Officer	Latham & Watkins LLP
and Treasurer	650 Town Center Drive, Twentieth Floor
7720 North Dobson Road	Costa Mesa, California 92626-1925
Scottsdale, Arizona 85256-2740	(714) 540-1235
(602) 808-8800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister certain shares of the Company’s common stock, par value $0.014 per share (the “Common Stock”), that were originally registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 21, 1997, File No. 333-40801, and also previously registered pursuant to the Registration Statement on Form S-8 filed with the SEC on November 29, 2007, File No. 333-147705 (collectively, the “Registration Statements”). Pursuant to General Instruction F to Form S-8 and Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statements also covered an indeterminate amount of interests to be offered or sold pursuant to the Medicis Pharmaceutical Corporation 401(k) Plan (the “Medicis 401(k) Plan”).
     On January 1, 2009, the Medicis 401(k) Plan was amended and restated to, among other things, provide that effective July 1, 2009, participants in and beneficiaries of the Medicis 401(k) Plan could no longer make new purchases of shares of the Common Stock of the Company. Accordingly, as of July 1, 2009, no further investments may be made under the Medicis 401(k) Plan in the Common Stock of the Company. Thus, this Post-Effective Amendment is being filed to terminate the Registration Statements and deregister any of the registered shares of Common Stock that remain unsold and the plan interests previously registered pursuant to the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 16th day of September, 2011.

Medicis Pharmaceutical Corporation
By:	/s/ Jonah Shacknai
Jonah Shacknai
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities as of September 16, 2011.

SIGNATURE	TITLE

/s/ Jonah Shacknai Jonah Shacknai	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Richard D. Peterson Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Arthur G. Altschul, Jr.	Director

/s/ Spencer Davidson Spencer Davidson	Director

/s/ Stuart Diamond Stuart Diamond	Director

* Peter S. Knight, Esq.	Director

* Michael A. Pietrangelo	Director

* Philip S. Schein, M.D.	Director

* Lottie H. Shackelford	Director

*	The undersigned does hereby sign this Post-Effective Amendment to the Registration Statements on behalf of the above indicated director of the Company pursuant to a power of attorney executed by such director.

By:	/s/ Jonah Shacknai Jonah Shacknai, Attorney-in-Fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the trustee (or other persons who administer the Medicis Pharmaceutical Corporation 401(k) Plan) has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 16th day of September, 2011.

Medicis Pharmaceutical Corporation 401(k) Plan

By:	Medicis Pharmaceutical Corporation

	By:	/s/ Jonah Shacknai

Jonah Shacknai
Chairman of the Board and
Chief Executive Officer

	By:	/s/ Richard D. Peterson

Richard D. Peterson
Executive Vice President, Chief Financial Officer and Treasurer